Exhibit 99.1

Key Energy Services, Inc.

News Releas

For Immediate Release:

Contact: John Daniel

Monday, May 22, 2006

(713) 651-4300

KEY ENERGY ANNOUNCES RECORD REVENUES

HOUSTON, TX, May 22, 2006 – Key Energy Services, Inc. (Pink Sheets: KEGS) today provided an operational and financial update, including its April 2006 rig and trucking hours, and unaudited selected financial data for the quarter ended March 31, 2006. The Company also provided an update on the status of its restatement process and a litigation update.

FINANCIAL RESULTS

Revenue for the March 2006 quarter totaled approximately $346 million. This is a record and represents a 28% increase over the prior year and a 10% improvement from the December 2005 quarter. The improvement is due largely to higher pricing, expanded capacity and higher activity levels. In addition, the Company’s balance sheet continues to strengthen. Total debt, including capitalized leases, at March 31, 2006 was $425 million while cash and short term investments were $109 million. In addition, as of May 19, 2006, cash and cash equivalents total approximately $115 million. See Selected Financial Data below.

OPERATIONS UPDATE

In its well servicing segment, the Company has received 16 of its newly constructed well service rigs while the majority of the remaining new rigs are expected to be delivered by the end of the third quarter this year. Rig utilization remains high in nearly all regions and has improved recently with weekly rig hours averaging over 53,000 hours during the past four weeks. In addition, for the week ended May 13, 2006, the Company recorded rig hours of 53,961. This represents the highest weekly total in several years.

1301 McKinney Street, Suite 1800, Houston, TX 77010

The Company’s pressure pumping operation continues to operate at capacity and benefited this quarter from the delivery of new pumping equipment. By the end of this quarter, our pressure pumping division will operate approximately 145,000 horsepower, which represents an increase of over 25% since the beginning of the year. As a result of superior performance in this business unit and to address continued strong demand for our services and the anticipated opening of a new pressure pumping facility in the Fayetteville Shale, the Company recently exercised an option to purchase 28,000 horsepower of new pumping and cementing equipment. The Company expects delivery of this new equipment to begin in the December 2006 quarter with all equipment delivered by the June 2007 quarter.

The Company’s Board of Directors has recently authorized the ordering of up to $150 million of equipment for 2007 in part because of the long lead times required for new capital items as well as expectations of continued strong demand. The Company anticipates that it will order between 30 to 40 new well service rigs and new pressure pumping and cementing equipment which will be in addition to the 28,000 noted above. In addition, the Company intends to order additional fishing and rental equipment, heavy oilfield service vehicles and electric wireline units.

Commenting on recent operations, Dick Alario, Chairman and Chief Executive Officer, stated, “We are very pleased with the results of the record March 2006 quarter and continue to believe that 2006 will be another record year for the Company. We presently anticipate revenue for the year will be between $1.45 billion and $1.5 billion. Business fundamentals remain strong and our belief that we are in a long-term cyclical uptrend has not changed.”

Mr. Alario continued, “In light of the continued strong demand for our services, we initiated regional price increases in January. This effort was successful, and because market conditions remain robust and customer demand has not abated, we have decided to implement additional pricing initiatives this summer. These increases are necessary as we seek to meet customer demand through additional capital and maintenance expenditures, offset rising costs and drive improving returns for our shareholders. Presently, the price increases are expected to be across all segments.”

OPERATING DATA

	For the month ending
	April 30, 2006	March 31, 2006	April 30, 2005
Working Days	19	23	21
Rig Hours	211,394	232,446	216,004
Trucking Hours	185,123	214,582	214,047

The Company calculates working days as total weekdays for the month less any company holidays that occur that month. For the months of May and June 2006, there are 22 working days each.

RESTATEMENT UPDATE

Under its current work plan, the Company believes that the 2003 10-K can be filed on or before June 30, 2006. The Company will provide an additional update on the restatement process as part of its next monthly financial update which is expected to be released on June 19, 2006.

Commenting on the restatement, Mr. Alario stated, “We continue to make progress on the restatement and maintain our belief that we are close to finalizing the process. While the completion of the restatement is still subject to factors outside of our control, we are targeting a filing at the end of June.”

SELECTED FINANCIAL DATA

The following selected financial information for the Company is for the quarter ended March 31, 2006. This unaudited information has been prepared by management in accordance with generally accepted accounting principles and has not been reviewed or audited by the Company’s independent accountants. The table does not contain all the financial statement line captions and notes that would be presented in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 or Annual Report on Form 10-K for the year ended December 31, 2006.

	Quarter Ended	Quarter Ended
	March 31, 2006	March 31, 2005
	(In thousands - Unaudited)	(In thousands - Unaudited)
Select Statement of Operations Data:
Revenue:
Well servicing	$271,259	$218,712
Pressure pumping	51,798	30,504
Fishing and rental services	23,244	20,367
TOTAL REVENUE	$346,301	$269,583

Costs and Expenses:
Well servicing	$172,341	$148,736
Pressure pumping	29,113	19,237
Fishing and rental services	14,801	12,808
General and administrative	39,983	36,295
Interest (1)	9,884	14,007

	March 31, 2006	March 31, 2005
	(In thousands - Unaudited)	(In thousands - Unaudited)
Select Balance Sheet Data:
Current Assets:
Cash and cash equivalents (2), (3)	$109,397	$93,011
Accounts receivable, net of allowance for doubtful accounts	219,949	197,149
Inventory	17,489	20,405
Prepaid expenses and other current assets	24,913	34,624
TOTAL CURRENT ASSETS	$371,748	$345,189

Current Liabilities:
Accounts payable	$64,331	$48,841
Other accrued liabilities	83,080	79,493
Accrued interest	6,361	6,396
Current portion of long-term debt and capital lease obligations	12,748	3,971
TOTAL CURRENT LIABILITIES	$166,520	$138,701

Long-term debt, less current portion (4)	$395,000	$473,815
Capital lease obligations, less current portion	17,496	7,942
Non-current accrued expenses	33,998	39,861

NOTES

(1)          Interest expense includes amortization of deferred debt issue costs, discount and premium of approximately $507,000 and $497,000 for the quarters ended March 31, 2006 and 2005, respectively.

(2)          Cash and short term investments at May 19, 2006 totaled approximately $115 million.

(3)          Capital expenditures were approximately $38 million and $14 million for the quarters ended March 31, 2006 and 2005, respectively.

(4)          There were no outstanding borrowings under the Company’s revolving credit facility at May 19, 2006.

LITIGATION UPDATE

The Company recently delivered a notice to its former chief executive officer, Francis D. John, of the Company’s intention to treat his termination of employment effective May 1, 2004, as “for cause” under his employment agreement with the Company. In response to the notice, Mr. John has filed a lawsuit against the Company, in which he alleges, among other things, that the Company breached stock option agreements and his employment agreement. Mr. John alleges in his lawsuit that he has options to purchase 3,910,000 shares of stock. The Company had previously recorded a $16.4 million severance expense in connection with Mr. John’s termination of employment, of which $9.0 million represented a non-cash charge for the write-off of the unamortized balance of Mr. John’s prepaid retention bonus, and the balance consisted of severance and other termination costs. Mr. John would not be entitled to severance, certain other previously paid compensation or stock options under a “for cause” termination. The Company intends to vigorously defend itself against Mr. John’s claims.

The Company has also been named in a lawsuit by its former General Counsel, Jack D. Loftis, Jr., in which he alleges breach of contract, breach of good faith and fair dealing, breach of fiduciary duty, and wrongful termination. Mr. Loftis previously filed a “whistle-blower” claim under the Sarbanes-Oxley Act of 2002 with the Department of Labor (“DOL”). The DOL found that there was no reasonable cause to believe that the Company violated the Sarbanes-Oxley Act when it terminated Mr. Loftis, and dismissed the complaint. Mr. Loftis then made an appeal for administrative review in the DOL case, but has recently given notice of his intent to dismiss the appeal and to amend his lawsuit to add his whistle-blower claim. The Company intends to vigorously defend itself against all of Mr. Loftis’ claims.

CONFERENCE CALL

The Company will host an investor conference call on Tuesday, May 23, 2006 at 10:00am EST. During the conference call, the Company intends to provide an activity update as well as an update the status the restatement process. To access the call, which is open to the public, please call the conference operator at the following number: (800) 762-4717 and ask for the “Key Energy Conference Call.” The conference call will also be available on the web. To access the webcast go to www.keyenergy.com and select “Investor Relations.” A replay of the conference call will be available on May 23, 2006 beginning at 5:00pm EST and will be available for one week. To access the replay, please call (800) 475-6701. The access code for the replay is 828643.

The information herein represents the results for only one quarter and prior period and the information herein is not necessarily indicative of the results that may be reported for the fiscal year ended December 31, 2006. The information herein is select financial data and does not represent a complete set of financial statements, which would include additional financial data and notes to financial statements. Until the restatement of the Company’s prior year financial statements is completed, the unaudited information herein may differ from its restated financial statements. It is possible that the process of restating the prior year financial statements could require additional changes to the Company’s financial statements for 2005 that individually or in the aggregate could be material to the Company’s financial position, results of operations or liquidity.

Key Energy Services, Inc. is the world’s largest rig-based well service company. The Company provides oilfield services including well servicing, contract drilling, pressure pumping, fishing and rental tools and other oilfield services. The Company has operations in all major onshore oil and gas producing regions of the continental United States and internationally in Argentina.

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, estimates and projections about the Company, the Company’s industry, management’s beliefs and certain assumptions made by management. Whenever possible, the Company has identified these “forward-looking statements” by words such as “expects,” “believes,” “anticipates” and similar phrases. Readers are cautioned that any such forward-looking statements are not guarantees of future performance or the results of the ongoing review and restatements and are subject to certain risks, uncertainties and assumptions that are difficult to predict, including, but not limited to: the impact of the Company’s current restatement process on its results for prior and current periods; uncertainties surrounding the restatement process, including the predictions for timing of filing and amount of the restatements; the risk of possible changes in the scope and nature of, the time required to complete, the issuance of audit opinions on the Company’s prior year financial statements and the audit of the Company’s 2003, 2004 and 2005  financial statements; the impact of governmental investigations;  risks that the Company’s independent auditors might have audit adjustments which results in additional delay in the restatement process; risks that the Company’s inability to complete the restatement of its financial statements will impact operations; risks affecting the ability of the Company to maintain or improve operations, including the ability to maintain price increases; possible over supply of new rigs coming into the market and weather risks;  risks that the Company will be unable to achieve budgeted financial targets;  risks affecting activity levels for rig hours, including the risk that commodity prices decline or the risk that capital budgets from the Company’s customers decrease; and risks and uncertainties attendant to litigation with former executive officers. Because such statements involve risks and uncertainties, the actual results and performance of the Company may differ materially from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here; however, readers should review carefully reports or documents the Company files periodically with the Securities and Exchange Commission.